News Release
Exhibit 99.2
NETGEAR® to Acquire SkipJam
Acquisition Expands NETGEAR’s Software Engineering Expertise for
Home Entertainment and Control Multimedia Products
SANTA CLARA, Calif. – July 27, 2006 – NETGEAR, Inc. (Nasdaq: NTGR) a worldwide provider of technologically advanced, branded networking products, today announced the execution of a definitive agreement to acquire SkipJam Corp., a leader in integrated software for home entertainment and control. NETGEAR’s acquisition grows its strategically important digital home entertainment and control business by significantly strengthening NETGEAR’s software ability to expand its multimedia product portfolio.
Under the terms of the agreement, NETGEAR will pay up to $9 million in cash for SkipJam, a portion of which is structured as a retention incentive program for the acquired engineering team. The acquisition is subject to various standard closing conditions and is expected to close in the third quarter.
“This acquisition supports our vision that the Internet is becoming the primary conduit for the delivery of entertainment and voice as well as data. As more and more entertainment content is digitally distributed over the Internet, the market for networked entertainment devices is growing,” said Patrick Lo, Chairman and CEO of NETGEAR. “With the availability of high-speed, extended range home network infrastructure solutions such as NETGEAR’s RangeMax™ Next draft 802.11n wireless and 200 Mbps HD Powerline, streaming multiple HD quality videos simultaneously across the network is now a reality. SkipJam has the unique software technology to become the platform for us to build out our multimedia product portfolio and continue expanding worldwide in the growing category of digital home entertainment and control.”
According to Parks Associates, a leading research firm focused on the digital home, as early as 2010 over 30% of network nodes will be multimedia/entertainment focused, up from 4% today. Parks estimates this represents an opportunity of over 200 million multimedia/entertainment/multimedia nodes to be connected.

This acquisition fits NETGEAR’s strategy of expanding its product portfolio, and strengthening its global brand presence. It also accelerates NETGEAR’s participation in the expanding market for digital home entertainment and control. SkipJam’s technology will form the basis of future NETGEAR multimedia products, including media centers, media players, and audio players, builds upon NETGEAR’s first generation of digital home entertainment products, and complements NETGEAR’s high-speed, extended range home network infrastructure solutions such as RangeMax Next draft 802.11n wireless and 200 Mbps HD Powerline that enable simultaneous streaming of multiple HD quality videos, and devices like NETGEAR’s Storage Central that store digital entertainment files.
The addition of SkipJam’s seasoned team of engineering professionals grows a dedicated, world-class group focused on hardware, software, and technology for digital entertainment and control.
SkipJam was founded in 2002 and is based in Port Chester, New York. Upon close of the acquisition, SkipJam’s engineering team will be integrated into the NETGEAR engineering organization with Michael Spilo, CEO of SkipJam, becoming NETGEAR’s VP of Engineering for Multimedia Products. In accordance with NASDAQ Marketplace Rule 4350, NETGEAR will grant inducement stock options to Mr. Spilo. The options are classified as non-qualified stock options with an exercise price equal to fair market value on the date of grant and have a ten-year term. Mr. Spilo’s grant is for 300,000 shares and provides for 25 percent vesting of his shares upon completion of one year of service, with the balance vesting in monthly installments thereafter over 36 months.
SkipJam was represented by its financial advisor, Newforth Partners, LLC.
About NETGEAR, Inc.
NETGEAR (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small and medium business and home users. The Company’s product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company’s Web site at www.netgear.com or call (408) 907-8000.
© 2006 NETGEAR, Inc. NETGEAR, the NETGEAR Logo and RangeMax are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the anticipated acquisition of SkipJam and the timing of such transaction, the contribution of SkipJam’s technology and software engineering team to NETGEAR’s future business, and the expected performance characteristics, specifications, market acceptance, market growth, specific uses, user feedback and market position of NETGEAR’s products and technology are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: the closing of the acquisition depends upon the satisfaction of a number of closing conditions which may not be met, NETGEAR may not be successful in integrating SkipJam’s technology and software engineering team, the actual price, performance and ease of use of NETGEAR’s products may not met the price, performance and ease of use requirements of customers, product performance may be adversely affected by real world operating conditions, new viruses or Internet threats may develop that challenge the effectiveness of security features in NETGEAR’s products, the ability of NETGEAR to market and sell its products and technology, the impact and pricing of competing products and the introduction of alternative technological solutions. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part II — Item 1A. Risk Factors”, pages 23 through 32, in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006, filed with the Securities and Exchange Commission on May 12, 2006. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contacts:

Doug Hagan	David Pasquale
Director, Corporate Marketing	Executive Vice President, Investor Relations
NETGEAR, Inc.	The Ruth Group
(408) 907-8053	(646) 536-7006
doug.hagan@netgear.com	dpasquale@theruthgroup.com
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